UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2016 (April 1, 2016)

CAPSTONE TURBINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

21211 Nordhoff Street,
Chatsworth, California		91311
(Address of principal executive offices)		(Zip Code)

(818) 734-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On April 4, 2016, Capstone Turbine Corporation (the “Company”) issued a press release announcing certain preliminary estimates regarding its financial results for the fiscal year and quarter ended March 31, 2016. A copy of the press release is attached as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 2.02 (including the press release attached hereto as Exhibit 99 and incorporated herein by reference) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended.

Item 8.01 Other Events.

Certain Preliminary Financial Results

On April 4, 2016, the Company announced the following:

•                  The Company’s estimated revenue for the quarter ended March 31, 2016 is approximately $19 million compared to $21.5 million for the quarter ended December 31, 2015.

•                  The Company’s estimated cash and cash equivalents, including restricted cash, as of March 31, 2016 are approximately $17 million compared to $18.5 million as of December 31, 2015.

•                  The Company is estimated to have recovered approximately $1.4 million in bad debt during the quarter ended March 31, 2016 compared to $0.2 million during the quarter ended December 31, 2015.

•                  The Company is estimated to have received new product orders from 18 different countries and booked total orders of approximately $20 million to backlog during the quarter ended March 31, 2016, representing a 1.8:1 book-to-bill ratio.

•                  The Company sold 4.0 million shares of its common stock through its at-the-market offering program during the quarter ended March 31, 2016. The net proceeds to the Company from such sale of common stock, after deducting fees and other offering expenses, were approximately $5.4 million.

•                  During the quarter ended March 31, 2016, members of the Company’s executive management team voluntarily agreed to cancel and terminate a total of 65,509 unvested stock options that had been previously issued to them. This cancellation resulted in a one-time non-cash period expense of approximately $0.7 million for the unrecognized stock based compensation expense that would have been recognized over the weighted average remaining service period of approximately 2.3 years had the options continued to vest.

Stockholder Proposal Response Letter

The Company recently received a letter from VCM Group LLC (“VCM”), an owner of 200 shares of the Company’s common stock, giving notice (the “Nomination Notice”) of VCM’s intention to nominate nine director candidates for election to the Company’s Board of Directors at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”). The Company believes that the Nomination Notice was deficient because it did not meet the requirements prescribed under Article II, Section 14 of the Company’s Amended and Restated Bylaws. On April 1, 2016, the Company sent to VCM a response letter to that effect.

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2016 Annual Meeting. The Company intends to file a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in the Company’s stock, restricted stock and options is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.capstoneturbine.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for the 2015 Annual Meeting and its Annual Report on Form 10-K for the fiscal year ended March 31, 2015. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.capstoneturbine.com, or by writing to Capstone Turbine Corporation, at 21211 Nordhoff Street, Chatsworth, California 91311, Attn: Investor Relations.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99	Press release of Capstone Turbine Corporation dated April 4, 2016 containing certain preliminary financial information for the fiscal year and quarter ended March 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTONE TURBINE CORPORATION

Date: April 4, 2016	By:	/s/ Jayme L. Brooks
Jayme L. Brooks Chief Financial Officer and Chief Accounting Officer

Exhibit Index

Exhibit	Description

Exhibit 99	Press release of Capstone Turbine Corporation dated April 4, 2016 containing certain preliminary financial information for the fiscal year and quarter ended March 31, 2016.